================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                             ---------------------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                          Date of report: MAY 13, 1996
                Date of earliest event reported: APRIL 29, 1996



                        DIAMOND OFFSHORE DRILLING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         DELAWARE                     1-13926                 76-0321760
(STATE OR OTHER JURISDICTION   (COMMISSION FILE NUMBER)     (IRS EMPLOYER
    OF INCORPORATION)                                     IDENTIFICATION NO.)


15415 KATY FREEWAY, SUITE 400, HOUSTON, TEXAS                 77094
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)


       Registrant's telephone number, including area code: (713) 492-5300



                                 NOT APPLICABLE
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                        IF CHANGED SINCE LAST REPORT)

================================================================================

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On April 29, 1996, the stockholders of Diamond Offshore Drilling, Inc., a Delaware corporation ("Diamond Offshore") (NYSE: DO), approved the issuance of up to 18,000,000 shares of the Common Stock, par value $0.01 per share, of Diamond Offshore ("Diamond Offshore Common Stock") in connection with the acquisition (the "Acquisition") by Diamond Offshore of Arethusa (Off-Shore) Limited, a Bermuda company ("Arethusa"), which approval was a condition precedent to consummation of the Acquisition, and the shareholders of Arethusa adopted and approved the Amalgamation Agreement, dated as of February 9, 1996 (the "Amalgamation Agreement"), between Arethusa and AO Acquisition Limited, a Bermuda company and an indirect wholly owned subsidiary of Diamond Offshore ("AO Acquisition"), which adoption and approval was a condition precedent to consummation of the Acquisition, and ratified the Plan of Acquisition dated as of February 9, 1996 (the "Plan of Acquisition") among Diamond Offshore, Diamond Offshore (USA) Inc., a Delaware corporation and a direct wholly owned subsidiary of Diamond Offshore and the parent of AO Acquisition ("Diamond Offshore (USA)"), AO Acquisition and Arethusa, as amended by Amendment No. 1 to the Plan of Acquisition ("Amendment No. 1 to the Plan of Acquisition"), and the Fee Agreement dated as of February 9, 1996 (the "Fee Agreement") between Diamond Offshore and Arethusa, as amended by Amendment No. 1 to the Fee Agreement ("Amendment No. 1 to the Fee Agreement"). The Acquisition was consummated on April 29, 1996, on which date the Registrar of Companies of Bermuda issued a Certificate of Amalgamation of Arethusa with AO Acquisition, which amalgamated company continued under the laws of Bermuda under the name Diamond Offshore Exploration (Bermuda) Limited. The time of the issuance of such Certificate of Amalgamation was the effective time of the Acquisition (the "Effective Time").

     In accordance with the terms of the Acquisition, each share of Arethusa Common Stock, par value $0.10 per share ("Arethusa Common Stock"), was canceled and ceased to exist and each former holder of Arethusa Common Stock is entitled to receive in consideration of each share of Arethusa Common Stock so canceled
 .88 (the "Amalgamation Ratio") shares of Diamond Offshore Common Stock. Such transaction will not constitute a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as such, former Arethusa shareholders who are subject to taxation under the Code will recognize gain or loss equal to the difference between (i) the fair market value of the Diamond Offshore Common Stock delivered to such shareholders plus any cash received in lieu of fractional shares and (ii) such shareholders' adjusted bases in their Arethusa Common Stock. At the close of business on April 2, 1996, there were 20,333,345 shares of Arethusa Common Stock outstanding. The Amalgamation Ratio was determined through negotiation, based upon estimates of each company's respective net asset value, each company's current financial condition, operations and prospects, and the relationship of the historical market price per share of Diamond Offshore Common Stock to historical market prices per share of Arethusa Common Stock. Diamond Offshore agreed to issue and sell to Diamond Offshore (USA) the requisite number of shares of Diamond Offshore Common Stock, up to 18,000,000 such shares, required pursuant to the terms of the Acquisition, at the fair market value thereof (determined based upon the closing price per share of Diamond Offshore Common Stock on the New York Stock Exchange on April 26, 1996) in consideration of the issuance of a non-negotiable promissory note by Diamond Offshore (USA) to Diamond Offshore due eight years after the Effective Time of the Acquisition, bearing interest at a rate equal to the Federal mid-term rate (within the meaning of Section 1247(d)(1)(A) of the Code) applicable to transactions occurring during April 1996, which rate is 5.88% per annum. Diamond Offshore (USA) agreed to contribute such shares of Diamond Offshore Common Stock to the capital of AO Acquisition for delivery to former Arethusa shareholders in consideration of their shares of Arethusa Common Stock.

     Arethusa owned a fleet of 11 mobile offshore drilling rigs and operated two additional mobile offshore drilling rigs pursuant to bareboat charters. The Arethusa fleet consisted of eight semisubmersible rigs and five jack-up rigs. The former Arethusa fleet was used to provide drilling services worldwide to international and government-controlled oil and gas companies, which use Diamond Offshore intends substantially to continue.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial statements of businesses acquired.

         Financial statements for Arethusa, the business acquired, are enclosed herewith beginning on page 4. The Report of Independent Public Accountants of Arethusa is enclosed herewith on page 9.

     (b) Pro forma financial information.

         Unaudited pro forma financial information is enclosed herewith beginning on page 27.

     (c) Exhibits.

       EXHIBIT
       NUMBER                                      DESCRIPTION
       -------                                     -----------
           2.1       -- Plan of Acquisition (incorporated by reference herein to Exhibit 2.1 of Diamond Offshore's Registration Statement No. 333-2680 on Forms
                        S-4/S-1).

           2.2       -- Amendment No. 1 to Plan of Acquisition (incorporated by reference herein to Exhibit 2.2 of Diamond Offshore's Registration Statement
                        No. 333-2680 on Forms S-4/S-1).

           2.3       -- Amalgamation Agreement (incorporated by reference herein to Exhibit
                        2.3 of Diamond Offshore's Registration Statement No. 333-2680 on
                        Forms S-4/S-1).

           2.4       -- Fee Agreement (incorporated by reference herein to Exhibit 10.1 of
                        Diamond Offshore's Registration Statement No. 333-2680 on Forms
                        S-4/S-1).

           2.5       -- Amendment No. 1 to Fee Agreement (incorporated by reference herein to
                        Exhibit 10.2 of Diamond Offshore's Registration Statement No.
                        333-2680 on Forms S-4/S-1).

          23.1       -- Consent of Arthur Andersen & Co.

          99.1       -- Certificate of Amalgamation.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     DECEMBER 31,     SEPTEMBER 30,
                                                                         1995             1995
                                                                     ------------     -------------
                                              ASSETS
CURRENT ASSETS:
  Cash and cash investments........................................   $   27,215        $  20,251
  Restricted cash..................................................        2,345            2,469
  Marketable equity securities.....................................           --            6,000
  Accounts receivable..............................................       29,426           28,625
  Supplies and spare parts, at cost................................       16,564           16,952
  Prepayments and other current assets.............................        1,305            1,206
                                                                      ----------        ---------
          Total current assets.....................................       76,855           75,503
                                                                      ----------        ---------
MOBILE DRILLING RIGS AND EQUIPMENT, at cost........................      350,780          348,426
  Accumulated depreciation.........................................     (119,244)        (111,102)
                                                                      ----------        ---------
  Net mobile drilling rigs and equipment...........................      231,536          237,324
                                                                      ----------        ---------
OTHER ASSETS.......................................................        2,020            2,505
                                                                      ----------        ---------
          Total assets.............................................   $  310,411        $ 315,332
                                                                      ==========        =========
                             LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................   $   10,603        $  10,603
  Accounts payable.................................................        5,085           12,942
  Accrued liabilities..............................................        3,625            4,050
  Interest payable.................................................          641              662
  Income taxes payable.............................................          328              302
                                                                      ----------        ---------
          Total current liabilities................................       20,282           28,559
                                                                      ----------        ---------
LONG-TERM DEBT.....................................................       58,587           62,175
                                                                      ----------        ---------
DEFERRED CREDITS...................................................          700            1,000
                                                                      ----------        ---------
OTHER LONG-TERM LIABILITIES........................................        1,021            1,019
                                                                      ----------        ---------
SHAREHOLDERS' INVESTMENT:
  Common stock, $.10 par value per share, 50,000 shares authorized,
     20,333 shares issued and outstanding..........................        2,033            2,033
  Additional paid-in capital.......................................      218,800          218,800
  Accumulated earnings.............................................        8,988              132
  Unrealized gain on equity securities.............................           --            1,614
                                                                      ----------        ---------
          Total shareholders' investment...........................      229,821          222,579
                                                                      ----------        ---------
          Total liabilities and shareholders' investment...........   $  310,411        $ 315,332
                                                                      ==========        =========

                            See accompanying notes.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
CONTRACT DRILLING REVENUE................................................  $40,364     $28,279
                                                                           -------     -------
OPERATING EXPENSES:
  Direct costs...........................................................   20,367      20,821
  General and administrative.............................................    2,664       2,045
  Depreciation...........................................................    8,193       7,067
                                                                           -------     -------
OPERATING INCOME (LOSS)..................................................    9,140      (1,654)
OPERATING INCOME (EXPENSE):
  Interest expense.......................................................   (1,485)     (1,421)
  Interest income........................................................      371       1,716
  Gain on sales of equity securities.....................................    1,602          --
  Loss on sales of assets................................................      (17)          7
  Other, net.............................................................     (371)        (23)
                                                                           -------     -------
INCOME (LOSS) BEFORE INCOME TAXES........................................    9,240      (1,375)
TAX PROVISION............................................................     (384)       (315)
                                                                           -------     -------
NET INCOME (LOSS)........................................................  $ 8,856     $(1,690)
                                                                           =======     =======
EARNINGS (LOSS) PER COMMON SHARE.........................................  $   .44     $  (.08)
                                                                           =======     =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...............................   20,333      20,333
                                                                           =======     =======

                            See accompanying notes.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1995         1994
                                                                          -------     --------
OPERATING ACTIVITIES:
  Net cash provided by operating activities.............................  $12,324     $  2,883
                                                                          -------     --------
INVESTING ACTIVITIES:
  Capital expenditures for mobile drilling rigs and equipment...........   (7,936)      (2,051)
  Proceeds from dispositions of equipment...............................       12           18
  Proceeds from sales-type lease of mobile drilling rig, net............       --        1,414
  Sales of marketable securities........................................    5,988           --
  Changes in other assets...............................................      164          105
                                                                          -------     --------
          Net cash used in investing activities.........................   (1,772)        (514)
                                                                          -------     --------
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..............................       --       80,000
  Principal payments on long-term debt..................................   (3,588)     (71,809)
  Payments for debt financing arrangements..............................       --         (371)
                                                                          -------     --------
          Net cash provided by (used in) financing activities...........   (3,588)       7,820
                                                                          -------     --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............................    6,964       10,189
CASH AND CASH EQUIVALENTS, beginning of period..........................   20,251       26,410
                                                                          -------     --------
CASH AND CASH EQUIVALENTS, end of period................................  $27,215     $ 36,599
                                                                          =======     ========

                            See accompanying notes.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

     The condensed consolidated financial statements for the interim periods shown in this report have not been audited by independent public accountants but, in the opinion of management, all adjustments necessary for the fair presentation of these financial statements have been made. All such adjustments are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results to be expected for the full fiscal year.

     The condensed consolidated financial statements should be read in connection with the consolidated financial statements of Arethusa (Off-Shore) Limited ("Arethusa") as of September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995 and the related notes thereto, included elsewhere herein.

2. PENDING MERGER OF ARETHUSA AND DIAMOND OFFSHORE DRILLING, INC.

     On February 9, 1996, Arethusa and Diamond Offshore Drilling, Inc. ("Diamond Offshore") executed and delivered definitive agreements in connection with the previously announced proposed merger of the two companies. Merrill Lynch and CS First Boston, financial advisers to Arethusa and Diamond Offshore, respectively, have each rendered a fairness opinion in respect of the transaction and each company's Board of Directors has resolved to recommend the transaction to its shareholders.

     Under the proposed merger each Arethusa share would be exchanged for .88 share of Diamond Offshore on a taxable basis to Arethusa's United States shareholders. The transaction is subject to approval by the shareholders of each company at meetings presently expected to be held in April. Commitments to vote in favor of the merger have been made by shareholders representing approximately 47% of Arethusa's shares and by Loews Corporation, representing approximately 70% of Diamond Offshore shares. If the Plan of Acquisition is terminated under certain circumstances, Arethusa must pay to Diamond Offshore a fee of up to $18 million.

     Upon successful consummation of the merger, options awarded to officers, directors and employees of Arethusa will become fully vested and exercisable. Also, Arethusa Off-Shore Company ("AOC"), a wholly owned subsidiary of Arethusa, has entered into executive severance agreements with certain executive officers and has amended its severance policy for most shore based employees which will provide payment of certain additional benefits to the employees if they are terminated following the merger.

     Additionally, on February 9, 1996 Arethusa declared a cash dividend of $.25 per common share payable on March 15 to shareholders of record as of March 1, 1996.

     Additionally, subject to approval by Arethusa shareholders and to a successful merger, the exercise price of options granted under the 1993 Employee Stock Option Plan (approximately 462,000 shares granted) would be reduced by $3 per share. In the event the option exercise price is reduced to $7 per share, Arethusa would be required to record compensation expense in its financial statements for the difference between the revised exercise price of $7 per share and the market value on the date approval is received from shareholders. To the extent the market value of Arethusa shares continues to increase above the exercise price there will be an increased charge to compensation expense.

3. ACQUISITION OF THE ARETHUSA YATZY

     In May 1995, Arethusa acquired the Arethusa Yatzy (see footnote 4 to Arethusa's September 30, 1995 Annual Report on Form 10-K). The following unaudited pro forma income statement data for the three months ended December 31, 1994 present the consolidated results of operations as if the acquisition had occurred on September 30, 1994. The unaudited pro forma income statement data also reflect two additional significant fiscal 1995 transactions, the sale of the Treasure Stawinner and the June 30, 1995 dividend and capital distribution (both discussed in footnote 5 to Arethusa's September 30, 1995 Annual Report on Form 10-K), as if each had occurred on September 30, 1994. Such unaudited pro forma financial data may not be indicative of the results of operations of Arethusa had the transactions been completed on such earlier date, nor is it necessarily indicative of future financial results.

                        PRO FORMA INCOME STATEMENT DATA
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Contract Drilling Revenue....................................  $28,393
                                                                   -------
    Net Loss.....................................................  $(2,095)
                                                                   -------
    Net Loss Per Common Share....................................  $  (.10)
                                                                   -------

     The historical operating results for the Arethusa Yatzy included in the unaudited pro forma financial data have been adjusted for (i) duplicate administrative expenses, (ii) depreciation expense calculated based upon Arethusa's cost and estimated useful life, (iii) a reduction in insurance expense based upon Arethusa's lower insured value, and (iv) interest calculated based upon Arethusa's $30.0 million note.

4. COMMITMENTS AND CONTINGENCIES:

     Operating Lease -- Arethusa is committed under a lease agreement for office space which continues until August 30, 2002. The lease may be canceled in December 1996 for a lump-sum payment of approximately $1,023,000.

     Litigation -- Arethusa is engaged in various claims and litigation arising from operations. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on Arethusa's results of operations or financial position.

     Revenue Agent Reviews -- Revenue agent reviews are currently in progress with respect to certain of Arethusa's subsidiaries and operations in Indonesia and the United States. While Arethusa cannot predict with certainty the outcome of such reviews, management does not believe the ultimate outcome of these reviews will have a material adverse impact on Arethusa's consolidated financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Arethusa (Off-Shore) Limited:

     We have audited the accompanying consolidated balance sheets of Arethusa (Off-Shore) Limited (a Bermuda company) and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, shareholders' investment and cash flows for each of the three years in the period ended September 30, 1995, which, as described in Note 1, have been prepared on the basis of accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. United States standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arethusa (Off-Shore) Limited and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1995, in conformity with accounting principles generally accepted in the United States.



ARTHUR ANDERSEN & CO.

Hamilton, Bermuda
November 14, 1995

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1995          1994
                                                                       ---------     ---------
                                            ASSETS
Current assets
  Cash and cash equivalents..........................................  $  20,251     $  26,410
  Restricted cash....................................................      2,469         2,161
  Equity securities..................................................      6,000            --
  Accounts receivable................................................     28,625        23,076
  Lease receivable...................................................         --        57,321
  Supplies and spare parts, at cost..................................     16,952        12,591
  Prepayments and other current assets...............................      1,206         1,316
                                                                       ---------     ---------
          Total current assets.......................................     75,503       122,875
                                                                       ---------     ---------
Mobile drilling rigs and equipment, at cost
  Drilling rigs --
     Semisubmersibles................................................    267,417       227,768
     Jack-ups........................................................     73,823        72,446
  Drill pipe and other drilling equipment............................      5,767         5,450
  Furniture, fixtures, automobiles and other.........................      1,419         1,310
                                                                       ---------     ---------
                                                                         348,426       306,974
  Accumulated depreciation...........................................   (111,102)      (85,818)
                                                                       ---------     ---------
  Net mobile drilling rigs and equipment.............................    237,324       221,156
                                                                       ---------     ---------
Other assets.........................................................      2,505         3,791
                                                                       ---------     ---------
          Total assets...............................................  $ 315,332     $ 347,822
                                                                       =========     =========

                          LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities
  Current maturities of long-term debt...............................  $  10,603     $  30,899
  Accounts payable...................................................     12,942         8,317
  Accrued liabilities................................................      4,050         3,154
  Interest payable...................................................        662           763
  Income taxes payable...............................................        302           306
                                                                       ---------     ---------
          Total current liabilities..................................     28,559        43,439
                                                                       ---------     ---------
Long-term debt.......................................................     62,175        40,910
                                                                       ---------     ---------
Deferred credits.....................................................      1,000         2,201
                                                                       ---------     ---------
Other long-term liabilities..........................................      1,019           931
                                                                       ---------     ---------
Commitments and contingencies (Note 10)
Shareholders' Investment:
  Common stock, $.10 par value per share, 50,000 shares authorized,
     20,333 shares issued and outstanding............................      2,033         2,033
  Additional paid-in capital.........................................    218,800       274,386
  Accumulated earnings...............................................        132       (16,078)
  Unrealized gain on equity securities...............................      1,614            --
                                                                       ---------     ---------
  Total shareholders' investment.....................................    222,579       260,341
                                                                       ---------     ---------
          Total liabilities and shareholders' investment.............  $ 315,332     $ 347,822
                                                                       =========     =========

   The accompanying notes are an integral part of these financial statements.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------   --------   --------
Contract drilling revenue......................................  $122,147   $120,212   $ 94,161
                                                                 --------   --------   --------
Operating expenses
  Direct costs.................................................    87,953     79,857     63,882
  General and administrative...................................     8,658      7,609      6,300
  Depreciation.................................................    29,547     27,446     23,784
                                                                 --------   --------   --------
          Total operating expenses.............................   126,158    114,912     93,966
                                                                 --------   --------   --------
Operating income (loss)........................................    (4,011)     5,300        195
                                                                 --------   --------   --------
Other income (expense)
  Interest expense.............................................    (6,311)    (6,090)   (10,194)
  Interest income..............................................     5,692      5,842      6,196
  Gains on sales of assets.....................................    27,820        330      1,015
  Gain on sale of equity securities............................        67         --         --
  Other, net...................................................      (193)      (253)      (154)
                                                                 --------   --------   --------
          Total other income (expense).........................    27,075       (171)    (3,137)
                                                                 --------   --------   --------
Income (loss) before income taxes..............................    23,064      5,129     (2,942)
Tax provision..................................................    (1,440)    (1,542)    (2,061)
                                                                 --------   --------   --------
Net income (loss)..............................................  $ 21,624   $  3,587   $ (5,003)
                                                                 --------   --------   --------
Net income (loss) per common share.............................  $   1.06   $    .18   $   (.31)
                                                                 --------   --------   --------
Weighted average common shares outstanding.....................    20,333     20,333     16,073
                                                                 ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                               COMMON STOCK                                   UNREALIZED
                                             ----------------    ADDITIONAL                    GAIN ON
                                                        PAR       PAID-IN      ACCUMULATED      EQUITY
                                             SHARES    VALUE      CAPITAL       EARNINGS      SECURITIES
                                             ------    ------    ----------    -----------    ----------
Balance at September 30, 1992..............  15,333    $1,533     $ 228,467     $ (14,662)      $   --
  Net loss for fiscal year 1993............      --        --            --        (5,003)          --
  Issuance of Common Stock:
     -- Through Initial Public Offering....   4,000       400        36,019            --           --
     -- In connection with rig
        acquisitions.......................   1,000       100         9,900            --           --
                                             ------    ------      --------      --------       ------
Balance at September 30, 1993..............  20,333     2,033       274,386       (19,665)          --
  Net income for fiscal year 1994..........      --        --            --         3,587           --
                                             ------    ------      --------      --------       ------
Balance at September 30, 1994..............  20,333     2,033       274,386       (16,078)          --
  Net income for fiscal year 1995..........      --        --            --        21,624           --
  Dividend and capital distribution -- $3
     per share.............................      --        --       (55,586)       (5,414)          --
  Unrealized gain on equity securities           --        --            --            --        1,614
                                             ------    ------      --------      --------       ------
Balance at September 30, 1995..............  20,333    $2,033     $ 218,800     $     132       $1,614
                                             ======    ======      ========      ========       ======

   The accompanying notes are an integral part of these financial statements.

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                ---------------------------------
                                                                  1995         1994        1993
                                                                ---------    --------    --------
Operating activities
  Net income (loss)..........................................   $  21,624    $  3,587    $ (5,003)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities --
     Depreciation and amortization...........................      29,547      27,187      23,794
     Gains on sales of assets................................     (27,820)       (330)     (1,015)
     Gain on sale of equity securities.......................         (67)         --          --
     Changes in operating assets and liabilities --
       (Increase) decrease in restricted cash................        (308)        993       2,473
       Increase in accounts receivable.......................      (5,189)     (1,967)     (4,949)
       Increase in supplies and spare parts..................        (554)       (931)       (729)
       (Increase) decrease in prepayments and other current
          assets.............................................         110        (477)        193
       Increase (decrease) in accounts payable...............         530         338        (695)
       Increase in accrued liabilities.......................         896         692       1,117
       Decrease in interest payable..........................        (101)       (710)       (439)
       Increase (decrease) in income taxes payable...........          (4)       (137)        220
                                                                ---------    --------    --------
          Total adjustments..................................      (2,960)     24,658      19,970
                                                                ---------    --------    --------
            Net cash provided by operating activities........      18,664      28,245      14,967
                                                                ---------    --------    --------
Investing activities
  Acquisitions of mobile drilling rigs and equipment.........     (69,498)     (5,989)    (61,814)
  Proceeds from dispositions of mobile drilling rigs
     and equipment, net......................................      53,191         674      21,997
  Proceeds from sales-type lease of mobile drilling rig,
     net.....................................................      56,069       5,362       4,898
  Changes in other assets, including deferral and
     reimbursement of mobilization expenditures..............         631      (3,027)         --
  Investment in equity securities............................      (4,538)         --          --
  Proceeds from sale of equity securities....................         218          --          --
  Other......................................................         (66)         (8)        (56)
                                                                ---------    --------    --------
            Net cash provided by (used in) investing
               activities....................................      36,007      (2,988)    (34,975)
                                                                ---------    --------    --------
Financing activities
  Proceeds from issuance of long-term debt...................     110,000          --      25,000
  Principal payments on long-term debt.......................    (109,032)    (23,490)    (35,191)
  Payments for debt financing arrangements...................        (798)        (84)       (589)
  Dividend and capital distribution..........................     (61,000)         --          --
  Proceeds from issuance of common stock, net of issuance
     costs...................................................          --          --      36,419
                                                                ---------    --------    --------
            Net cash provided by (used in) financing
               activities....................................     (60,830)    (23,574)     25,639
                                                                ---------    --------    --------
Net increase (decrease) in cash and cash equivalents.........      (6,159)      1,683       5,631
Cash and cash equivalents, beginning of period...............      26,410      24,727      19,096
                                                                ---------    --------    --------
Cash and cash equivalents, end of period.....................   $  20,251    $ 26,410    $ 24,727
                                                                =========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ARETHUSA (OFF-SHORE) LIMITED AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

  General Organization

     Arethusa (Off-Shore) Limited (herein referred to as Arethusa or the Company) is a Bermuda corporation, incorporated on August 31, 1990. Arethusa was formed for the purpose of acquiring offshore drilling rigs and certain other property and equipment owned by Zapata Off-Shore Company and its subsidiaries (Zapata or ZOS), and on October 31, 1990, these assets were purchased for $298 million.

     In June 1993, the Company effected a two-for-three reverse stock split and reduced the par value of its stock from $10 to $.10 per share. In connection with the reverse stock split, the shareholders authorized additional shares of common stock, resulting in a total of 50,000,000 shares authorized. In August 1993, Arethusa completed an Initial Public Offering (IPO) of 4,896,000 shares of common stock at an initial price to the public of $10 per share, of which 4,000,000 shares were sold by the Company and 896,000 shares were sold by a shareholder. These shares are publicly traded on the NASDAQ National Market System.

  Consolidation

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, expressed in United States dollars and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Equity Securities

     As of September 30, 1995, the Company had investments in equity securities. In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", such equity securities are reflected in the accompanying balance sheet as available-for-sale securities at the quoted market value as of September 30, 1995. Unrealized gains on the investment are reported as a separate component of shareholders' investment, until realized. The quoted market value of the shares held by the Company may not be the value that would be realized should the Company dispose of all of the shares in a short period of time.

  Supplies and Spare Parts

     Supplies and spare parts are stated at average cost which does not exceed market value.

  Mobile Drilling Rigs and Equipment

     Mobile drilling rigs and equipment are recorded at cost. Depreciation is provided on the straight-line method without salvage value, using an estimated useful life, as follows:

                                                                                ESTIMATED
                                                                               USEFUL LIFE
                                                                               -----------
    Mobile drilling rigs.....................................................     25 years
    Drill pipe and other drilling equipment..................................    4-6 years
    Furniture, fixtures, automobiles and other...............................   3-25 years

     For mobile drilling rigs acquired, the estimated useful life is based upon when the asset was placed in service by its original owner but will not be less than five years.

     Routine repairs and maintenance are charged to expense as incurred. Repair and maintenance expense totaled approximately $16,400,000, $14,500,000 and $10,100,000 for fiscal years 1995, 1994 and 1993, respectively. Major renewals and improvements are capitalized and are generally depreciated over five years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon disposal of assets subject to depreciation, the accounts are relieved of related costs and accumulated depreciation.

  Mobilization Costs

     When significant costs are incurred in connection with mobilizing a drilling rig for a new contract, such costs, net of any mobilization fees received, are deferred and amortized over the new contract term. When a rig is mobilized before obtaining a new contract, the market in the new locale is analyzed and the projected return on the mobilization investment is determined, and mobilization costs are deferred and amortized over a period not to exceed 24 months. Mobilization costs incurred in connection with rig purchases are capitalized as part of the purchase price and are depreciated over the life of the rig.

  Interest Rate Swap Agreements

     From time to time, the Company has entered into interest rate swap agreements whereby the Company has exchanged the floating interest rate under certain debt agreements for a fixed interest rate. The differential paid or received is accrued as interest rates change and recognized over the life of the agreements. No such financial instruments have been in effect since October 1993.

  Revenue Recognition

     Contract drilling revenues are recognized as earned, based on contractual drilling rates. Losses are recognized in the period in which the loss is identified.

  Foreign Currency Translation

     Arethusa accounts for foreign currency translation in accordance with SFAS No. 52, "Foreign Currency Translation." In connection therewith, the United States dollar was determined to be the functional currency as revenues are received and operating costs are paid primarily in United States dollars.

  Earnings (Loss) per Share Data

     Earnings (loss) per share data is based on the weighted average number of common shares and common equivalent shares outstanding during each year, if dilutive.

  Fair Value of Financial Instruments

     In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Company believes that the fair value of its financial instruments approximates their book value. This determination was made as follows:

          Long-Term Debt. The fair value of the Company's long-term debt, all of which is floating rate, is estimated based on rates currently available to the Company for debt with similar maturities.

          Currency Exchange Contracts. Currency exchange contracts in place on September 30, 1993, expired between October 1993 and December 1993. As market value gains and losses on currency exchange contracts are recognized as an offset to currency exchange losses in the statements of income (discussed in Note 8) in the period in which they occur, the carrying value is therefore equal to the fair value. At September 30, 1995 and 1994, no currency exchange contracts were outstanding.

  Recent Accounting Pronouncement

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" which defines a fair value based method of accounting for an employee stock

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS option or similar equity instrument and is effective for fiscal years beginning after December 15, 1995. As allowed by SFAS No. 123, the Company plans to continue to measure compensation cost for their compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" with pro forma disclosure in the future of the difference, if any, between compensation cost included in net income and the related cost measured under the fair value method.

2. RELATED-PARTY TRANSACTIONS:

  Sale of 50-Percent Interest in Arethusa Heritage

     On December 31, 1991, a subsidiary of Ymer Offshore AB (Ymer), a former shareholder of Arethusa, purchased a 50-percent interest in the Arethusa Heritage, for an aggregate purchase price of $10 million. The purchase price was paid $2 million in cash and the remaining $8 million in the form of a secured note.

     As a part of this sale, Ymer and Arethusa also entered into option agreements in which Ymer had the right to sell back to Arethusa, and Arethusa had the right to repurchase, the Ymer interest in the rig at specified prices. Effective January 31, 1994, the Company repurchased this 50 percent interest in the Arethusa Heritage for $8.4 million. As payment for the repurchase, the Company paid $400,000 in cash and accepted cancellation of the $8.0 million promissory note which was due on January 31, 1994. The Company now owns 100% of the Arethusa Heritage.

     As a result of these option agreements, Arethusa did not recognize this transaction as a sale. The Company recorded a deferred credit for the amount of the gain which was amortized based upon the approximate period of time the options were expected to be outstanding. For the years ended September 30, 1994 and 1993, respectively, Arethusa recognized $49,100 and $884,300 of gain, and $142,700 and $435,900 of interest income related to this transaction.

     During fiscal years 1994 and 1993 Arethusa operated the Arethusa Heritage under a bareboat charter agreement. The charter fee totaled $357,300 and $1,076,100, respectively, during the years ended September 30, 1994 and 1993. This bareboat charter agreement terminated on January 31, 1994, in connection with Arethusa's repurchase of the 50-percent interest in the rig.

  Yatzy Management and Operating Services Agreement

     Prior to Arethusa's acquisition of the Yatzy in May 1995 (see Note 4), the rig was managed by Arethusa under a management and operating services agreement with Exmar, N.V. (a Belgium corporation which is related to Alphee S.A., a principal shareholder of the Company). Under the terms of the agreement, Arethusa was paid a management fee, and all operating expenses were paid by Exmar, N.V. This management fee totaled $374,500, $638,700 and $638,700 for fiscal 1995, 1994 and 1993 respectively, and the Company has recorded such fees as a reduction of Arethusa's administrative expenses.

  Other Related-Party Transactions

     The Company previously provided $710,000 in financing for the homes of the president and a vice president of Arethusa Off-Shore Company (AOC), a wholly owned subsidiary of Arethusa, who were recruited from outside the United States. These notes, which originally bore interest at 9 percent per annum, matured during fiscal 1994 and were renewed for additional three year terms. During fiscal year 1995, AOC agreed to take possession of the home of the vice president in full payment of his note. The remaining note receivable from the president is now payable in full in 1997, with interest due quarterly in arrears based upon the stated rate of 8.12 percent per annum. This note receivable is secured by a real estate lien note and the deed of trust for the home.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Ymer and International Maritime Investors S.A. (IMI), the majority shareholder of Alphee S.A., each guaranteed $4.5 million of the rig secured debt due August 20, 1996. The Company agreed to compensate Ymer and IMI at the rate of 1 1/2 percent per annum of the guaranteed amount. Such guarantees expired with the debt repayment in December 1994.

3. CASH FLOW INFORMATION:

     For purposes of the statements of cash flows, all investments with an original maturity of three months or less are considered to be cash equivalents. Net cash used in operating activities reflects cash interest payments of approximately $7,109,000, $6,139,000 and $11,209,000; and income and withholding tax payments of approximately $1,389,000, $1,744,000 and $1,852,000 for fiscal years 1995, 1994 and 1993, respectively.

     Restricted cash is comprised of balances maintained to guarantee the Company's performance under drilling contracts in Indonesia and India, and rig availability for certain drilling contract bids.

4. ASSET ACQUISITIONS:

  Acquisition of the Arethusa Yatzy

     On May 3, 1995, the Company acquired the Arethusa Yatzy (formerly the Yatzy), a dynamically-positioned semisubmersible drilling rig built in 1989. The rig has been managed by Arethusa since 1991 and in May 1995 began a drilling contract with Petroleos Brasileiros, S.A. (Petrobras), which is expected to keep the unit working offshore Brazil through November 1998. The purchase price was $50.2 million, $20.2 million of which was paid from existing cash balances and $30.0 million of which was funded through a new eight-year, rig-secured loan.

     The following unaudited pro forma income statement data for the years ended September 30, 1995 and 1994, present the consolidated results of operations as if the acquisition had occurred at the beginning of the fiscal year 1994. The unaudited pro forma income statement data also reflect two additional significant fiscal 1995 transactions, the sale of the Treasure Stawinner discussed in Note 5 and the June 30, 1995, dividend and capital distribution of $61.0 million ($3.00 per share), as if each had occurred at the beginning of fiscal 1994. Since the gain on the sale of the Treasure Stawinner is a nonrecurring credit, this gain has not been included in this pro forma income statement data. If calculated as if the sale occurred at the beginning of fiscal 1994, this gain amount would approximate $24.4 million. Such unaudited pro forma financial data may not be indicative of the results of operations of the Company had the transactions been completed on such earlier date, nor is it necessarily indicative of future financial results.

                                                                       1995         1994
                                                                     --------     --------
                                                                         (IN THOUSANDS
                                                                       EXCEPT PER SHARE
                                                                             DATA)
    Contract Drilling Revenue......................................  $120,166     $122,675
                                                                     ========     ========
    Net Income (Loss)..............................................  $ (8,496)    $    883
                                                                     ========     ========
    Net Income (Loss) Per Common Share.............................  $   (.42)    $    .04
                                                                     ========     ========

     The historical operating results for the Arethusa Yatzy included in the unaudited pro forma financial data, have been adjusted for (i) duplicate administrative expenses, (ii) depreciation expense calculated based upon Arethusa's cost and estimated useful life, (iii) a reduction in insurance expense based upon Arethusa's lower insured value, and (iv) interest expense calculated based upon Arethusa's $30.0 million note.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Acquisition of Arethusa Worker and Treasure Stawinner.

     On August 20, 1993, Arethusa acquired two deepwater semisubmersible drilling rigs, the Arethusa Worker and the Treasure Stawinner, for $59.0 million in cash and 1,000,000 shares of common stock of the Company. Arethusa funded the cash portion of this acquisition with $34.0 million of cash proceeds from the IPO and $25.0 million of bank debt.

5. ASSET DISPOSITIONS:

  Sale of the Treasure Stawinner

     On June 30, 1995, Arethusa completed the Sale of the Treasure Stawinner for conversion to a floating production unit for Petrobras. Arethusa received $55.0 million in cash and has retained ownership of certain drilling equipment, which was removed from the rig and will be used by the Company for other purposes. Upon closing of the transaction, the Company recognized a gain of approximately $27.9 million, repaid $12.6 million of secured debt, and declared a $3 per share dividend and capital distribution to shareholders. The dividend/distribution totaled $61.0 million, and was paid on July 28, 1995 to shareholders of record as of July 14, 1995.

  Sale of Miss Kitty

     In July 1993, Arethusa sold the jackup Miss Kitty for $22.0 million in cash. Arethusa continues to operate the Miss Kitty pursuant to a bareboat charter agreement with the new owners which has recently been extended for an additional year through July 30, 1997. The Company realized a gain of $3.6 million which is being amortized ratably over the initial three-year charter term. The charter provides for a fixed charter fee of $9,765 per day for the first eighteen months, and thereafter a basic charter rate of $6,750 per day plus a revenue sharing component. The Company used $18.2 million of the proceeds to reduce outstanding debt.

  Sale of Zapata Arctic

     Effective March 30, 1992, Arethusa sold the Petrobras XXV (formerly the Zapata Arctic) to an affiliate of Petrobras, effected through a sales-type lease with a term of 10 years, for a gain of approximately $27.3 million. The lease stipulated a down payment of $2,642,500 and 40 quarterly installments, for total principal payments of $75,500,000 plus interest. The interest component of the installment was adjusted quarterly to the three-month London Interbank Market Rate plus 4 percent. At September 30, 1994 and 1993, this rate was 9.31 and 7.19 percent per annum, respectively.

     The lessee had two options to purchase the rig for the then unpaid principal balance of the lease, in March 1995 or December 1997. On March 31, 1995 Petrobras exercised their purchase option under the lease of the Petrobras
XXV. The Company transferred title of this rig to the Petrobras affiliate and received lease proceeds of $54.4 million in cash, which were used to pay $17.9 million of secured debt and $1.2 million in commissions.

  Sale of Bonito II

     Arethusa sold the Bonito II on December 31, 1991, for a gain of approximately $5.1 million. The buyer paid $25.3 million in cash for the rig and services provided by Arethusa in connection with the sale. Arethusa continues to operate the Bonito II pursuant to a bareboat charter agreement which currently extends to August 1996. The charter rate is currently $7,550 per day plus a revenue sharing component. The Company has the option to extend the charter for two additional one-year periods from August 1996.

     During March 1994, the Bonito II ended its contract in India and was mobilized to the Gulf of Mexico where it commenced operations under a drilling contract in July 1994. In connection with this mobilization,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the Company and the owner agreed to share equally the mobilization costs. The net costs to be borne by the Company, which is approximately $1.7 million, is being deferred and amortized over a period of twenty-four months.

6. DEBT:

     Long-term debt at September 30, 1995 and 1994, consists of the following (in thousands):

                                                                       1995         1994
                                                                     --------     --------
    Rig-secured debt due May 3, 2003...............................  $ 30,000     $     --
    Rig-secured debt due December 22, 1999.........................    42,778           --
    Rig-secured debt due October 30, 1996..........................        --       52,809
    Rig-secured debt due August 20, 1996...........................        --       19,000
                                                                     --------     --------
                                                                       72,778       71,809
    Less -- Current maturities.....................................   (10,603)     (30,899)
                                                                     --------     --------
                                                                     $ 62,175     $ 40,910
                                                                     ========     ========

  Rig-Secured Debt Due May 3, 2003

     In connection with the acquisition of the Arethusa Yatzy on May 3, 1995, the Company entered into a credit agreement to borrow $30.0 million from its lending banks. Under the terms of the agreement, principal is payable in sixteen semi-annual installments of $1.9 million. Interest rates are based upon an average of the Reuters FRBD reference rates plus 1 1/2 percent per annum, and payable in arrears. The effective interest rate for fiscal year 1995 was 7.54 percent.

     The loan is secured by a first mortgage on the Arethusa Yatzy. Loan covenants included, among other financial provisions, (a) maintenance of minimum collateral values, (b) restrictions on the sale of collateralized assets, (c) restrictions on declarations of dividends and (d) limitations on further indebtedness.

  Rig-Secured Debt Due December 22, 1999

     On December 20, 1994, the Company entered into a new credit agreement with its lending banks. Under this agreement, certain wholly-owned subsidiaries of the Company borrowed $80 million to refinance then existing rig-secured debt. During fiscal 1995 this loan was paid down by $37.2 million, which included three scheduled quarterly installments totalling $6.7 million, and two additional payments totalling $30.5 million made in connection with the monetization of the Petrobras XXV lease and the Sale of the Treasure Stawinner (see Note 5). Currently, quarterly payments on this loan total $1.7 million with a final payment of $15.4 million due in December 1999. Interest is payable quarterly in arrears and is based upon the London Interbank Market Rate plus
1 1/2 percent per annum. The effective interest rate for fiscal year 1995 was
7.97 percent.

     The loan is secured by the first priority fleet mortgage on all rigs owned by the Company other than the Arethusa Yatzy. Other loan covenants are similar to those in the rig-secured debt due May 3, 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Annual Maturities

     The annual maturities of long-term debt (including the current portion), are as follows (in thousands):

        Fiscal year ending September 30 --
             1996..........................................................  $10,603
             1997..........................................................   10,603
             1998..........................................................   10,603
             1999..........................................................   10,603
             2000..........................................................   19,118
             Thereafter....................................................   11,248
                                                                             -------
                                                                             $72,778
                                                                             =======

7. TAXES:

     Arethusa's United States subsidiaries and Bermuda subsidiaries with operations in United States territorial waters provide taxes at the United States federal statutory rate. As of September 30, 1995, these subsidiaries collectively had United States net operating loss carryforwards of approximately $85.6 million for United States tax reporting purposes. These losses are available to benefit future United States tax expense and expire in fiscal years 2006 through 2010.

     Arethusa's subsidiaries operating in the territorial waters of countries outside of the United States provide taxes at the rates applicable in those countries. The tax provision includes income and withholding taxes applicable to operations in India, Indonesia, Brazil and the Netherlands.

     At the present time, no income, profit, capital or capital gain taxes are levied in Bermuda and, accordingly, no provision for such taxes has been recorded by the Company. In the event that such taxes are levied, the Company has received an undertaking from Bermuda Government exempting it from all such taxes until March 28, 2016.

     Revenue agent reviews are currently in progress with respect to certain of the Company's subsidiaries and operations in Indonesia and the United States. While the Company cannot predict with certainty the outcome of such reviews, management does not believe the ultimate outcome of these reviews will have a material adverse impact on the Company's consolidated financial position or results of operations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company's income (loss) before income taxes and income tax provision were (in thousands):

                                                                      INCOME
                                                                   (LOSS) BEFORE        TAX
                                                                   INCOME TAXES      PROVISION
                                                                   -------------     ---------
    For the year Ended September 30, 1995:
      Bermuda......................................................   $  (179)       $     --
      Non-Bermuda..................................................    23,245          (1,440)
                                                                      -------        --------
                                                                      $23,064        $ (1,440)
                                                                      =======        ========
    For the year Ended September 30, 1994:
      Bermuda......................................................   $   247        $     --
      Non-Bermuda..................................................     4,882          (1,542)
                                                                      -------        --------
                                                                      $ 5,129        $ (1,542)
                                                                      =======        ========
    For the year Ended September 30, 1993:
      Bermuda......................................................   $  (399)       $     --
      Non-Bermuda..................................................    (2,543)         (2,061)
                                                                      -------        --------
                                                                      $(2,942)       $ (2,061)
                                                                      =======        ========

     Effective October 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have not been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Prior-year financial statements were not restated for SFAS No. 109. The adoption of SFAS No. 109 had no material effect on the Company's consolidated financial position or results of operations.

     No deferred taxes were required to be provided during fiscal 1995, 1994, or 1993.

     The components of the net deferred tax asset (liability) as of September 30, 1995 and 1994, are as follows (in thousands):

                                                                       1995         1994
                                                                     --------     --------
    Deferred tax assets --
      Net U.S. operating loss carryforwards......................... $ 29,964     $ 24,481
      Accruals and reserves.........................................      514          409
      Valuation allowance...........................................  (23,543)     (19,761)
                                                                     --------     --------
                                                                        6,935        5,129
                                                                     ========     ========
    Deferred tax liabilities --
      Excess of tax over book depreciation..........................   (6,935)      (5,129)
                                                                     --------     --------
    Net deferred tax asset (liability).............................. $     --     $     --
                                                                     ========     ========

8. CURRENCY EXCHANGE:

     In an effort to minimize the effects of exchange rate fluctuations, the Company generally hedges its exposure through obtaining payment for drilling contracts in United States Dollars. During fiscal years 1994 and 1993, the Company also entered into currency exchange contracts to address specific risks. The Company does not engage in currency speculation. At September 30, 1993, the Company had contracts maturing between October and December 1993 requiring it to purchase $3.6 million in foreign currency (the equivalent

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS of 119.0 million Indian rupees). During fiscal year 1994, the Company committed to an additional $1.0 million of currency exchange contracts which matured between December 1993 and June 1994. There were no currency exchange contracts in place at September 30, 1995 or 1994. Market value gains and losses on the currency exchange contracts have been recognized as an offset to currency exchange losses in the statements of income. Total currency exchange losses recorded in the statements of income were approximately $1.2 million, $1.2 million and $1.8 million for fiscal years 1995, 1994 and 1993, respectively. These losses primarily resulted from operations in Brazil and India.

9. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISKS:

     Arethusa's customer base includes major and independent oil and gas companies and government owned oil companies. During fiscal 1995, 1994 and 1993, the Company earned 52.1 percent, 54.3 percent, and 49.1 percent, respectively, of its revenues from major customers. A summary of the major customers for these years were as follows: year ended September 30, 1995 -- Petrobras and Shell Oil Company, 27.8 percent and 24.3 percent, respectively; year ended September 30, 1994 -- Petrobras, Marathon Oil Company, and Maxus Southeast Sumatra, Inc., 26.3 percent, 15.0 percent and 13.0 percent, respectively; year ended September 30, 1993 -- Indian Oil & Natural Gas Commission, Maxus Southeast Sumatra, Inc. and Petrobras, 17.4 percent, 15.8 percent and 15.9 percent, respectively.

10. COMMITMENTS AND CONTINGENCIES:

  Operating Lease

     Arethusa is committed under a lease agreement for office space which continues until August 30, 2002. The lease may be canceled in December 1996 for a lump-sum payment of approximately $1,023,000. Under the terms of the lease, the Company only made cash payments to reimburse the landlord for operating expenses through December 31, 1993. The Company began making additional payments for base, rental installments on January 1, 1994. Rental charges are expensed on a straight-line basis over the term of the lease. The Company recognized rental expense of approximately $566,000, $552,000 and $524,000 of which approximately $203,000, $211,000 and $183,000 were paid as operating expenses in fiscal years 1995, 1994 and 1993, respectively. Estimated future minimum lease payments, excluding reimbursable operating expenses, under this operating lease are as follows (in thousands):

        Fiscal year --
             1996...........................................................  $  373
             1997...........................................................     392
             1998...........................................................     463
             1999...........................................................     487
             2000...........................................................     509
             Thereafter.....................................................     989
                                                                              ------
                                                                              $3,213
                                                                              ======

  Litigation

     Arethusa is engaged in various claims and litigation arising from operations. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on Arethusa's results of operations or financial position.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. BENEFIT PLANS:

  Pension Plan

     AOC established a defined benefit pension plan effective October 1, 1992, which covers substantially all U. S. citizens and U. S. permanent residents who are employed by AOC. Employees are automatically enrolled in the plan following the completion of one year of service and are 100 percent vested after five years of service. Benefits are calculated and paid based on employees' years of credited service and average final compensation using an excess benefit formula integrated with social security covered compensation.

     Pension costs are determined actuarially and funded to the extent allowable under the Internal Revenue Code. The plan's assets are invested in cash and cash equivalents, equity securities, government and corporate debt securities.

     The significant actuarial assumptions as of the plan's year-end are set forth in the following table:

                                                                     SEPTEMBER 30,
                                                                    ---------------
                                                                    1995       1994
                                                                    ----       ----
    Discount rate.................................................. 7.5%       8.1%
    Expected long-term rate........................................ 9.0%       9.0%
    Compensation projection rate................................... 5.0%       5.0%

     The funded status as of September 30, 1995 and September 30, 1994, is set forth in the following table (in thousands):

                                                                            1995        1994
                                                                          --------     -------
Benefit obligation -- Vested............................................  $ (7,159)    $(5,394)
                   -- Non-vested........................................      (663)       (254)
                                                                          --------     -------
Accumulated benefit obligation..........................................    (7,822)     (5,648)
Effect of compensation projection.......................................    (3,061)     (2,916)
                                                                          --------     -------
Projected benefit obligation............................................   (10,883)     (8,564)
Plan assets at fair value...............................................     8,421       6,725
                                                                          --------     -------
Projected benefit obligation in excess of plan assets...................    (2,462)     (1,839)
Unrecognized loss.......................................................     2,329       1,339
Unrecognized prior service cost.........................................      (299)         --
Contributions...........................................................       123          --
                                                                          --------     -------
          Accrued pension cost..........................................  $   (309)    $  (500)
                                                                          ========     =======

     Net periodic pension cost for the fiscal year ended September 30, 1995 and 1994 includes the following components (in thousands):

                                                                             1995       1994
                                                                            -------     -----
Service cost of benefits earned...........................................  $   566     $ 575
Interest cost on projected benefit obligations............................      692       619
Actual return on plan assets..............................................   (1,014)      227
Deferred gain (loss)......................................................      401      (855)
Amortization of loss......................................................       43        53
Amortization of prior service cost........................................      (21)       --
                                                                            -------     -----
          Net period pension cost.........................................  $   667     $ 619
                                                                            =======     =====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Profit-Sharing Plan

     AOC established a defined contribution profit-sharing plan effective October 1, 1992 which covers substantially all U.S. citizens, U.S. permanent residents and third country national expatriates who are employed by AOC. The plan and trust agreement are intended to meet the requirements of Section 401(a) and all related sections of the Internal Revenue Code.

     Employees may enroll in the plan following the completion of one year of service. Participants may elect to make contributions from 1 percent up to 16 percent of gross monthly salary to the plan: a maximum of 10 percent on a 401(k) basis; a maximum of 16 percent on a 401(m) basis. All amounts contributed to the plan are deposited in a trust with a national bank and administered by independent trustees.

     At the end of the plan year on September 30, the Company will match a minimum of 10 percent up to a maximum of 100 percent of eligible basic contributions made by participants during the plan year. The basic rate of contribution used to determine the Company matching amount is 6 percent, on a 401(k) or 401(m) basis. The actual matching percentage is determined by the Company's Board of Directors at the end of the plan year. AOC made profit-sharing provisions of approximately $276,000, $134,000 and $120,000 for 1995, 1994 and 1993, respectively.

  Employee Stock Option Plan

     In August 1993, the Company adopted the Arethusa (Off-Shore) Limited 1993 Employee Stock Option Plan (the Employee Plan) pursuant to which a maximum aggregate of 666,667 shares of Common Stock are available for grant to eligible employees. Options granted pursuant to the Employee Plan vest in equal installments over three years and remain exercisable for a period of seven years, so long as the option holder remains an employee of the Company as of the date of exercise. The exercise price of options granted under the Employee Plan equal the market price of the Common Stock on the date of grant. The Employee Plan provides for the adjustment of the number of shares awarded thereunder, and the exercise price thereof, on any stock dividend, any subdivision or combination of the outstanding shares of Common Stock and any merger, consolidation, recapitalization of the Company or similar event which affects the issued and outstanding shares of Common Stock.

     In August 1993, the Company granted 466,666 options at an option price of $10 per share, the market price in the IPO. Accordingly, no compensation expense has been recorded with respect to these options.

     As of September 30, 1995 there were 308,000 exercisable options, and 4,667 options had been canceled and surrendered. No options have been exercised.

     In September 1995 the board of directors approved a $3 per share reduction in the option price to $7 per share, subject to shareholder approval at the next annual general meeting. This action was proposed as a result of the $3 per share dividend and capital distribution paid by the Company in July 1995.

  Non-employee Director Stock Option Plan

     In February 1995, the Company's shareholders approved the Arethusa (Off-Shore) Limited 1994 Nonqualified Stock Option Plan for Non-Employee Directors ("Directors' Plan"), pursuant to which a maximum aggregate of 250,000 shares of common stock were authorized. Under the Directors' Plan eligible directors were granted an option to purchase 20,000 shares of the Company's common stock, at an exercise price equal to the fair market value of the common stock on the date of grant. Options granted under this plan vest in equal annual installments over a three-year period, and expire seven years from date of grant.

     As of September 30, 1995, 160,000 options had been granted under the Directors' Plan; 100,000 of these options carry an option price of $11.25 based upon a May 1994 date of grant, and the remaining 60,000 options

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS have an option price of $12.625 based on a February 1995 date of grant. In May 1995, approximately 33,000 options became exercisable. No options have been exercised or cancelled.

12. GEOGRAPHIC INFORMATION (UNAUDITED):

     The nature of the Company's operations and assets requires movement among geographic areas in response to market conditions and contract requirements. Therefore, the operations and assets reported within a particular geographic area may not be indicative of a long-term operating commitment in that area. Assets are included in the geographic information shown below according to operating location (in thousands):

                                                                                            BERMUDA
                                       UNITED     NORTH    SOUTHEAST    SOUTH                 AND
                                       STATES      SEA       ASIA      AMERICA     INDIA     OTHER    ELIMINATIONS    TOTAL
                                      --------   -------   ---------   --------   -------   -------   ------------   --------
Year Ended September 30, 1995 --
  Revenues..........................  $ 72,008   $ 8,769    $ 6,902    $ 33,979   $ 7,289   $32,788     $(39,588)    $122,147
  Operating income (loss)...........    (8,667)   (2,172)    (1,117)      7,022     1,488      (565)          --       (4,011)
  Identifiable assets...............   170,159    29,736     16,937      82,331     2,797    13,372           --      315,332
Year Ended September 30, 1994 --
  Revenues..........................  $ 64,273   $ 6,116    $15,593    $ 31,648   $10,255   $22,123     $(29,796)    $120,212
  Operating income (loss)...........    (3,346)   (2,513)     3,910       7,662       281      (694)          --        5,300
  Identifiable assets...............   163,610    31,501     33,165     116,982     2,408       156           --      347,822
Year Ended September 30, 1993 --
  Revenues..........................  $ 40,994   $12,582    $14,887    $ 19,911   $16,307   $    --     $(10,520)    $ 94,161
  Operating income (loss)...........    (9,383)      550      2,726       4,813     1,967      (478)          --          195
  Identifiable assets...............   168,494    34,210     33,454     126,509     6,346        --           --      369,013

13. QUARTERLY FINANCIAL DATA (UNAUDITED):

     Unaudited summarized data by quarter for fiscal 1995 and 1994 is as follows (in thousands, except per share amounts):

                                               FIRST     SECOND      THIRD     FOURTH
                                              QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                              -------    -------    -------    -------    --------
1995 --
  Contract drilling revenue.................  $28,279    $27,167    $32,232    $34,469    $122,147
  Operating income (loss)...................   (1,654)    (3,246)      (525)     1,414      (4,011)
  Income (loss) before income taxes.........   (1,375)    (2,957)    26,687        709      23,064
  Net income (loss).........................   (1,690)    (3,232)    26,414        132      21,624
  Net income (loss) per common share........  $  (.08)   $  (.16)   $  1.30    $   .01    $   1.06
1994 --
  Contract drilling revenue.................  $30,147    $30,967    $29,219    $29,879    $120,212
  Operating income..........................    1,786      2,042        971        501       5,300
  Income before income taxes................    1,518      2,094        948        569       5,129
  Net income................................    1,059      1,632        546        350       3,587
  Net income per common share...............  $   .05    $   .08    $   .03    $   .02    $    .18

14. EVENT (UNAUDITED) SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS:

     On December 7, 1995, Arethusa entered into a letter of intent with Diamond Offshore Drilling, Inc. ("Diamond Offshore") for the merger of the two companies. The terms of the proposed transaction provide that, upon satisfaction of certain conditions precedent, including execution of definitive agreements (which execution occurred February 9, 1996) and obtaining approval from Arethusa and Diamond Offshore shareholders and certain regulatory agencies, each of the issued and outstanding shares of Arethusa common stock would be converted into the right to receive .88 shares of Diamond Offshore common stock. On

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

February 9, 1996, Arethusa declared a cash dividend of $.25 per share to the holders of its common stock. Management anticipates the merger will be consummated no later than July 31, 1996.

     Upon successful consummation of the merger, options awarded to certain officers, directors and employees of Arethusa will become fully vested and exercisable. Additionally, AOC has entered into executive severance agreements with certain executive officers and has amended its severance policy for most shore based employees which will provide payment of certain additional benefits to the employees if they are terminated following the merger.

     Additionally, subject to approval by Arethusa shareholders and to a successful merger, the exercise price of options granted under the 1993 Employee Stock Option Plan (approximately 462,000 shares granted) would be reduced by $3 per share. In the event the option exercise price is reduced to $7 per share, Arethusa would be required to record compensation expense in its financial statements for the difference between the revised exercise price of $7 per share and the market value on the date approval is received from shareholders. To the extent the market value of Arethusa shares continues to increase above the exercise price there will be an increased charge to compensation expense.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated condensed financial statements as of and for the three months ended March 31, 1996 have been prepared based on the historical financial statements of Diamond Offshore and Arethusa as of and for the three months ended March 31, 1996. Such historical financial statements are unaudited but, in the opinion of management, include all adjustments necessary, consisting only of normal recurring accruals. The unaudited pro forma consolidated condensed income statement for the year ended December 31, 1995 has been prepared based on the historical financial statements of Diamond Offshore as of and for the year ended December 31, 1995 and based on pro forma income statement data for Arethusa that reflect adjustments to Arethusa's historical consolidated income statement for the year ended September 30, 1995 in connection with (i) the acquisition of the Arethusa Yatzy, (ii) the sale of the Treasure Stawinner and (iii) the dividend and capital distribution of $61.0 million ($3.00 per share of Arethusa Common Stock) as if each had occurred at the beginning of fiscal year 1995. The pro forma income statement for the three months ended March 31, 1996 gives effect to the Acquisition. The pro forma income statement for the year ended December 31, 1995 gives effect to (i) the Acquisition, (ii) the initial public offering of Diamond Offshore Common Stock in October 1995 (the "Diamond Offshore Initial Public Offering") and, in connection therewith, the use of the proceeds to repay all of Diamond Offshore's then outstanding indebtedness to Loews Corporation, a Delaware corporation ("Loews"), and to fund the payment of a special dividend to Loews and (iii) interest expense for working capital borrowings, and commitment and other fees, under Diamond Offshore's $150.0 million credit facility with a group of banks (the "Diamond Offshore Bank Credit Facility"). The Acquisition was accounted for under the purchase method of accounting using a purchase price of $560.7 million, which was calculated based on a seven-day average of the closing price of Diamond Offshore Common Stock at the time the Acquisition was announced. The pro forma consolidated condensed balance sheet was prepared assuming such transactions were consummated on March 31, 1996 and give effect to events directly attributable to the transactions, including those that are nonrecurring. The pro forma consolidated condensed income statement was prepared assuming the transactions were consummated as of the beginning of the period presented and give effect to events directly attributable to the transactions which are expected to have a continuing impact on the combined entity. These pro forma consolidated condensed financial statements should be read in conjunction with the other financial information of Arethusa presented elsewhere in this Current Report on Form 8-K and of Diamond Offshore filed with the Securities and Exchange Commission. The pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of actual results that would have been achieved had the transactions been consummated on such dates, and are not necessarily indicative of future results. The allocation of the purchase price is preliminary, as valuation and other studies have not been finalized. It is not expected that the final allocation of the purchase price will produce materially different results from those presented herein.

                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996

                                                 HISTORICAL(A)
                                           --------------------------
                                            DIAMOND
                                            OFFSHORE        ARETHUSA       ADJUSTMENTS      PRO FORMA
                                           ----------      ----------      -----------      ----------
                                                                 (IN THOUSANDS)
Cash and other current assets............  $   32,932       $  49,722       $ (16,549)(b)   $   66,105
Accounts receivable......................      87,624          29,568              --          117,192
Drilling and other property and
  equipment, net.........................     533,645         230,853         318,987 (c)    1,083,485
Goodwill and other assets................       3,984           2,071          22,901 (d)       28,956
                                           ----------       ---------       ---------       ----------
          Total assets...................  $  658,185       $ 312,214       $ 325,339       $1,295,738
                                           ==========       =========       =========       ==========
Current liabilities......................  $   50,076       $  20,536       $   3,500 (e)   $   74,112
Long-term debt...........................      15,000          56,874              --           71,874
Deferred credits and other liabilities...      81,477           1,884           4,082 (f)       87,443
Common stock.............................         500           2,033          (1,854)(g)          679
Additional paid-in capital...............     665,107         218,800         331,698 (g)    1,215,605
Accumulated earnings (deficit)...........    (152,712)         12,087         (12,087)        (152,712)
Cumulative translation adjustment........      (1,263)             --              --           (1,263)
                                           ----------       ---------       ---------       ----------
          Total liabilities and
            stockholders' equity.........  $  658,185       $ 312,214       $ 325,339       $1,295,738
                                           ==========       =========       =========       ==========

- ---------------

(a) There are no significant adjustments required to the historical financial statements of Diamond Offshore or Arethusa to conform accounting policies of the two companies.

(b) Adjustment for fair values of identifiable current assets acquired and for certain events directly attributable to the transaction. Such items include:

    Severance, consulting, and salary continuation plans......................  $ (5,526)(1)
    Financial advisory services...............................................    (7,500)(2)
    Legal, accounting, and other..............................................    (2,500)(3)
    Office lease cancellation.................................................    (1,023)(4)
                                                                                --------
                                                                                $(16,549)
                                                                                ========

- ---------------

    (1) Under the Plan of Acquisition (as amended), from and after the Effective Time, Diamond Offshore and Arethusa and their respective subsidiaries will honor in accordance with their terms certain Arethusa employment, severance, consulting and salary continuation plans.

    (2) Arethusa has agreed to pay Merrill Lynch, Pierce, Fenner & Smith Incorporated a fee of $7.5 million for financial advisory services in connection with the Acquisition upon the closing of the Acquisition.

    (3) Adjustment for legal, accounting, printing and other nonrecurring charges expected to be incurred in connection with the Acquisition.

    (4) Arethusa is committed under a lease agreement for office space that continues until August 30, 2002. The lease may be canceled in December 1996 for a lump-sum payment of approximately $1.0 million. Such payment has no future economic benefit to the combined company and is incremental to other costs incurred by either Arethusa or Diamond Offshore in the conduct of activities prior to the Effective Time.

(c) Adjustment for fair values, based on current appraisals, of the eight semisubmersible drilling rigs, three jack-up drilling rigs, and other property and equipment owned by Arethusa.

(d) Adjustment for fair values of identifiable assets and for the excess of the cost of Arethusa over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed.

(e) Adjustment for the estimated unfunded termination liability related to the Arethusa defined benefit plan.

(f) Adjustment for fair values of liabilities assumed and for the deferred tax liability for estimated future tax effects of differences between the tax bases and the fair value amounts assigned to identifiable assets and liabilities of Arethusa, offset by net operating loss carryforwards of Arethusa of approximately $30.0 million. As a result of the Acquisition, Diamond Offshore will have available to it certain Arethusa net operating loss carryforwards to reduce future U.S. federal income taxes payable. Due to the change in ownership of Arethusa resulting from the Acquisition, there will be annual limitations on the amount of Arethusa tax carryforwards available to be utilized by Diamond Offshore.

(g) The pro forma financial statements reflect the purchase of 100% of the outstanding shares of Arethusa Common Stock for a total consideration of $560.7 million which is comprised of the following:

        Diamond Offshore Common Stock to be issued............................  $539,296(1)
        Options assumed.......................................................    11,381(2)
                                                                                --------
        Total equity consideration............................................   550,677
        Transaction costs.....................................................    10,000(3)
                                                                                --------
        Total consideration...................................................  $560,677
                                                                                ========

- ---------------

       (1) The value of the Diamond Offshore Common Stock to be issued in the Acquisition is calculated based on a seven-day average of the closing price of Diamond Offshore Common Stock at the time the Acquisition was announced (December 7, 1995) of $30.14.

       (2) Amount represents the fair value of the Arethusa stock options assumed by Diamond Offshore pursuant to the Amalgamation Agreement. The fair value is based on a seven-day average of the closing price of Diamond Offshore Common Stock at the time the Acquisition was announced (December 7, 1995), the Amalgamation Ratio and the option exercise price including the $3.00 reduction, which was approved by Arethusa shareholders at Arethusa's annual general meeting of shareholders on April 29, 1996.

       (3) Amounts represent transaction costs directly associated with the Acquisition. See (b) above.

               PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                       THREE MONTHS ENDED MARCH 31, 1996

                                                          HISTORICAL
                                                   -------------------------
                                                   DIAMOND
                                                   OFFSHORE       ARETHUSA        ADJUSTMENTS      PRO FORMA
                                                   --------      -----------      -----------      ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.........................................  $106,868       $  40,794        $      --       $ 147,662
Operating expenses:
  Contract drilling..............................    66,157          20,297               --          86,454
  General and administrative.....................     3,103           2,449               --           5,552
  Depreciation and amortization..................    12,069           8,277             (328) (a)     20,018
  Gain on sale of assets.........................      (157)             --               --            (157)
                                                   --------       ---------        ---------       ---------
         Total operating expenses................    81,172          31,023             (328)        111,867
                                                   --------       ---------        ---------       ---------
Operating income (loss)..........................    25,696           9,771              328          35,795
Other income (expense):
  Interest expense...............................        --          (1,291)              --          (1,291)
  Other, net.....................................       434              50               --             484
                                                   --------       ---------        ---------       ---------
Income (loss) before income tax (expense)
  benefit........................................    26,130           8,530              328          34,988
Income tax (expense) benefit.....................    (7,398)           (348)            (115) (b)     (7,861)
                                                   --------       ---------        ---------       ---------
Net income.......................................  $ 18,732       $   8,182        $     213       $  27,127
                                                   ========       =========        =========       =========
Net income per common share......................  $   0.37       $    0.40                        $    0.40
                                                   ========       =========                        =========
Weighted average common shares outstanding.......    50,000          20,333                           67,893(c)
                                                   ========       =========                        =========

- ---------------

(a) To record the adjustment to depreciation expense and amortization of goodwill resulting from the allocation of the purchase price. The pro forma adjustment assumes an 18-year average estimated useful life for depreciation and a 20-year amortization period for goodwill.

(b) To record income tax expense on the effect of the pro forma adjustments to depreciation and amortization.

(c) Weighted average shares outstanding as if the issuance of 17.9 million shares to be issued by Diamond Offshore in consideration of the Arethusa Common Stock had taken place on January 1, 1996.

               PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1995

                                                   HISTORICAL
                                                    DIAMOND       PRO FORMA
                                                    OFFSHORE     ARETHUSA(A)      ADJUSTMENTS      PRO FORMA
                                                   ----------    -----------      -----------      ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................  $336,584       $ 120,166        $      --       $ 456,750
Operating expenses:
  Contract drilling..............................   259,560          86,532               --         346,092
  General and administrative.....................    13,857           9,033               --          22,890
  Depreciation and amortization..................    52,865          29,008            3,897(b)       85,770
  Gain on sale of assets.........................    (1,349)             --               --          (1,349)
                                                   --------       ---------        ---------       ---------
         Total operating expenses................   324,933         124,573            3,897         453,403
                                                   --------       ---------        ---------       ---------
Operating income (loss)..........................    11,651          (4,407)          (3,897)          3,347
Other income (expense):
  Interest expense...............................   (27,052)         (6,697)          26,296(c)       (7,453)
  Other, net.....................................     1,598           4,048               --           5,646
                                                   --------       ---------        ---------       ---------
Income (loss) before income tax benefit
  (expense)......................................   (13,803)         (7,056)          22,399           1,540
Income tax benefit (expense).....................     6,777          (1,440)          (7,840)(d)      (2,503)
                                                   --------       ---------        ---------       ---------
Net income (loss)................................  $ (7,026)      $  (8,496)       $  14,559       $    (963)
                                                   ========       =========        =========       =========
Net income per common share......................  $   0.20(f)    $   (0.42)                       $   (0.01)
                                                   ========       =========                        =========
Weighted average common shares outstanding.......    50,000(f)       20,333                           67,893(e)
                                                   ========       =========                        =========

- ---------------

(a) Pro forma income statement data for Arethusa reflect (i) the acquisition of the Arethusa Yatzy, which occurred on May 3, 1995, (ii) the sale of the Treasure Stawinner, which occurred June 30, 1995, and (iii) the dividend and capital distribution of $61.0 million ($3.00 per share of Arethusa Common Stock) as if each had occurred at the beginning of fiscal year 1995. Set forth below in this footnote (a) are the historical amounts, and the adjustments thereto, upon which the pro forma Arethusa amounts are based.

           ARETHUSA PRO FORMA CONSOLIDATED CONDENSED INCOME STATEMENT
                         YEAR ENDED SEPTEMBER 30, 1995

                                                                         ADJUSTMENTS
                                                              ----------------------------------
                                           HISTORICAL                                    DIVIDEND/
                                       -------------------     YATZY       STAWINNER     CAPITAL        PRO
                                       ARETHUSA    YATZY(1)   ACQUISITION    SALE        DISTRIBUTION  FORMA
                                       --------    -------    -------      --------      -------      --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Contract drilling revenue............. $122,147    $12,315    $    --      $(14,296)(6)  $    --      $120,166
Operating expenses:
  Direct costs........................   87,953      8,060       (623)(5)    (8,483)(6)       --        86,532
                                                                 (375)(2)
  General and administrative..........    8,658         --        375(2)         --           --         9,033
  Depreciation........................   29,547         --      1,352(3)     (1,891)(6)       --        29,008
                                       --------    -------    -------      --------      -------      --------
         Total operating expenses.....  126,158      8,060        729       (10,374)          --       124,573
                                       --------    -------    -------      --------      -------      --------
Operating income (loss)...............   (4,011)     4,255       (729)       (3,922)          --        (4,407)
Other income (expense):
  Interest expense....................   (6,311)        --     (1,168)(4)       782(6)        --        (6,697)
  Interest income.....................    5,692         --         --                     (1,453)(7)     4,239
  Gain (loss) on sale of assets.......   27,820         --         --       (27,885)(6)       --           (65)
  Other, net..........................     (126)        --         --            --           --          (126)
                                       --------    -------    -------      --------      -------      --------
Income (loss) before income taxes.....   23,064      4,255     (1,897)      (31,025)      (1,453)       (7,056)
Tax provision.........................   (1,440)        --         --            --           --        (1,440)
                                       --------    -------    -------      --------      -------      --------
Net income (loss)..................... $ 21,624    $ 4,255    $(1,897)     $(31,025)     $(1,453)     $ (8,496)
                                       ========    =======    =======      ========      =======      ========
Net income (loss) per common share.... $   1.06                                                       $  (0.42)
                                       ========                                                       ========
Weighted average common shares
  outstanding.........................   20,333                                                         20,333
                                       ========                                                       ========

- ---------------

    (1) The historical financial information of the Yatzy operations for the period from October 1, 1994, through May 2, 1995 is based upon Arethusa records, as manager of the rig. The previous owner of the rig prepared financial information only on a semi-annual, calendar year basis; and was unable to provide the complete financial information for the twelve months ended September 30, 1995. Financial statement captions for which Yatzy historical information is not presented (historical depreciation and interest expense) would have been adjusted to reflect Arethusa's cost basis in the Arethusa Yatzy and Arethusa's financing of the rig. Pro forma Yatzy acquisition adjustments (3) and (4) discussed below provide fully for depreciation using Arethusa's cost basis in the Arethusa Yatzy and interest based on Arethusa's financing of the rig. Additionally, it is management's understanding that there are no other significant transactions or activities related to the historical operations of Yatzy which would have a material impact on the as-adjusted pro forma income statement. Therefore, management believes the resulting pro forma income statement is in compliance with Article 11 of Regulation S-X.

    (2) To reclassify and eliminate the management fee paid to Arethusa from direct costs to general and administrative expenses.

    (3) To reflect depreciation expense calculated based upon Arethusa's cost and estimated useful life of 25 years, which is consistent with Arethusa's previously established depreciation policy.

    (4) To adjust for additional interest expense associated with Arethusa's $30.0 million note entered into in connection with the acquisition of the Arethusa Yatzy.

    (5) To adjust for a reduction in insurance expense resulting from Arethusa's lower insured value for the Arethusa Yatzy.

    (6) To reflect the elimination of historical operations, interest expense and gain on sale of assets for the Treasure Stawinner.

    (7) To reflect the reduction in interest income resulting from the dividend and capital distribution made to shareholders in fiscal 1995.

(b) To record the additional depreciation expense and amortization of goodwill resulting from the allocation of the purchase price. The pro forma adjustment assumes an 18-year average estimated useful life for depreciation and a 20-year amortization period for goodwill.

(c) To adjust interest expense, assuming that the Diamond Offshore Initial Public Offering and repayment of indebtedness occurred on January 1, 1995.

(d) To record income tax expense on the effect of the pro forma adjustments to depreciation and amortization and interest expense.

(e)  Weighted average shares outstanding as if both the October 1995 issuance of
     15.0 million shares by Diamond Offshore through the Diamond Offshore Initial Public Offering and the 17.9 million shares to be issued by Diamond Offshore in consideration of the Arethusa Common Stock had taken place on January 1, 1995.

(f)  After the Diamond Offshore Initial Public Offering, Diamond Offshore had
     50.0 million shares of Diamond Offshore Common Stock outstanding. Assuming the Diamond Offshore Initial Public Offering had occurred at January 1, 1995, Diamond Offshore would have recognized net income of $10.0 million, or $0.20 per share of Diamond Offshore Common Stock, after adjusting for the after-tax effects of a reduction in interest expense.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          DIAMOND OFFSHORE DRILLING, INC.

                                          By:    /s/  RICHARD L. LIONBERGER
                                          --------------------------------------
                                                  Richard L. Lionberger
                                           Vice President, General Counsel and
                                                        Secretary

Dated: May 13, 1996

                                 EXHIBIT INDEX

                                                                                 SEQUENTIAL
     EXHIBIT                                                                        PAGE
     NUMBER                                  DESCRIPTION                           NUMBER
     -------                                 -----------                         ----------
        2.1       -- Plan of Acquisition (incorporated by reference herein to
                     Exhibit 2.1 of Diamond Offshore's Registration Statement
                     No. 333-2680 on Forms S-4/S-1).

        2.2       -- Amendment No. 1 to Plan of Acquisition (incorporated by reference herein to Exhibit 2.2 of Diamond Offshore's
                     Registration Statement No. 333-2680 on Forms S-4/S-1).

        2.3       -- Amalgamation Agreement (incorporated by reference herein to Exhibit 2.3 of Diamond Offshore's Registration
                     Statement No. 333- 2680 on Forms S-4/S-1).

        2.4       -- Fee Agreement (incorporated by reference herein to
                     Exhibit 10.1 of Diamond Offshore's Registration Statement
                     No. 333-2680 on Forms S-4/S-1).

        2.5       -- Amendment No. 1 to Fee Agreement (incorporated by
                     reference herein to Exhibit 10.2 of Diamond Offshore's
                     Registration Statement No. 333-2680 on Forms S-4/S-1).

       23.1       -- Consent of Arthur Andersen & Co.

       99.1       -- Certificate of Amalgamation.